Exhibit 99.1

For Immediate Release

Del Taco Restaurants, Inc. Announces Fiscal Third Quarter 2017 Financial Results
System-wide and Company-operated comparable restaurant sales growth of 4.1% and 3.7%
Conference call and webcast will be held at 5:00 p.m. ET today

Lake Forest, CA. October 19, 2017 - Del Taco Restaurants, Inc. (“Del Taco” or the “Company”), NASDAQ: TACO), the second largest Mexican-American QSR chain by units in the United States, operating restaurants under the name Del Taco, today announced fiscal third quarter 2017 financial results. The Company also revised its guidance for fiscal year 2017 on several key metrics.

Fiscal Third Quarter 2017 Highlights

•
System-wide comparable restaurant sales growth of 4.1% and company-operated comparable restaurant sales growth of 3.7%, marking the 16th and 21st consecutive quarter of gains, respectively, each representing 10.8% on a two-year stacked basis;

◦	Company-operated comparable restaurant sales growth was comprised of average check growth of 4.0%, including approximately 1.5% of menu mix growth, partially offset by a transaction decline of 0.3%;

•	Total revenue of $111.0 million, representing 6.3% growth from the fiscal third quarter 2016;

•	Company-operated restaurant sales of $106.3 million, representing 6.1% growth from the fiscal third quarter 2016;

•	Net income increased to $5.1 million, representing diluted earnings per share of $0.13, compared to $4.9 million in the fiscal third quarter 2016, representing diluted earnings per share of $0.13;

•	Adjusted EBITDA, a non-GAAP financial measure, of $16.6 million versus $17.0 million in the fiscal third quarter 2016; and

•	The opening of two company-operated and two franchise restaurants.

John D. Cappasola, Jr., President and Chief Executive Officer of Del Taco, commented, “During the third quarter, our company-operated and franchised restaurants both extended their track records of positive comparable restaurant sales, and The Del Taco system as a whole achieved 10.8% growth in comparable restaurant sales on a two-year stacked basis.”

Cappasola continued, “We successfully executed our strategy to lap last year’s accelerated performance by combining comprehensive improvement across the brand with an impactful marketing plan. We raised the bar in operations by focusing on improving our Overall Satisfaction Scores and Lunch and Dinner Speed compared to last year, embedding awareness and usage of The Del Taco and Platos, and reintroducing Carnitas as a limited time offer. We finished the quarter with our launch of Queso, a highly relevant and elevated QSR+ ingredient that is currently mixing at approximately 7% of sales and will enable exciting future product innovation across our menu.”

Cappasola concluded, “Cost pressures during the third quarter, driven particularly by food inflation, led us to revise our annual guidance, however, we still expect to deliver our annual guidance across revenues, diluted earnings per share, Adjusted EBITDA and new system-wide restaurant openings. Our ability to leverage our QSR+ positioning to deliver everyday value and variety to guests builds upon our strong Combined Solutions foundation, and positions us well for continued future success.”

Review of Fiscal Third Quarter 2017 Financial Results

Total revenue was $111.0 million, an increase of 6.3% compared to $104.4 million in the fiscal third quarter 2016. The growth in revenue was driven by a 6.1% increase in Company restaurant sales and a 7.9% increase in franchise revenue.

Comparable restaurant sales increased 4.1% system-wide for the fiscal third quarter 2017, resulting in a 10.8% increase on a two-year basis. The Del Taco system has now generated comparable restaurant sales growth for 16 consecutive quarters. Company-

operated comparable restaurant sales increased 3.7%, marking the 21st consecutive quarter of comparable restaurant sales growth. Franchise comparable restaurant sales increased 4.6%.

Net income was $5.1 million, representing $0.13 per diluted share, compared to $4.9 million in the fiscal third quarter 2016, representing $0.13 per diluted share.

Restaurant contribution, a non-GAAP financial measure, decreased 2.5% year-over-year to $20.4 million. As a percentage of Company restaurant sales, restaurant contribution margin fell approximately 170 basis points year-over-year to 19.2%. The decrease in restaurant contribution margin was driven by a 90 basis point increase in labor and related expenses, a 40 basis point increase in food and paper costs, and a 40 basis point increase in other operating expenses. A reconciliation between restaurant contribution and the nearest GAAP financial measure is included in the accompanying financial data.

Adjusted EBITDA, a non-GAAP financial measure, was $16.6 million compared to $17.0 million in the previous year’s fiscal third quarter. A reconciliation between adjusted EBITDA and the nearest GAAP financial measure is included in the accompanying financial data.

Restaurant Portfolio

During the fiscal third quarter 2017, we opened two restaurants and our franchise partners opened two restaurants. There was also one company restaurant closure.

Thus far in the fiscal fourth quarter 2017, we opened three company-operated restaurants and there are currently eleven restaurants (two franchised and nine company) under construction, all of which are expected to open this fiscal year.

Repurchase Program for Common Stock and Warrants

During the fiscal third quarter 2017, we purchased 96,122 shares of common stock at an average price of $12.35 and 1,186 warrants at an average price of $3.97 per warrant. At the end of the fiscal third quarter approximately $24.1 million remained under our $50 million repurchase authorization.

Fiscal Year 2017 Guidance

We are revising our guidance for fiscal year 2017, which is a 52-week period ending January 2, 2018:

•	System-wide comparable restaurant sales growth of approximately 4.0% to 4.5% (previously 3.5% to 4.5%);

•	Total revenue between $472 million and $475 million (previously $470 million and $476 million);

•	Total company-operated restaurant sales between $453 million and $456 million (previously $452 million and $458 million);

•	Restaurant contribution margin between 19.5% and 19.8% (was 19.8% to 20.3%);

•	General and administrative expenses of between approximately 8.1% and 8.3% of total revenue (previously 8.2% and 8.4%);

•	Effective tax rate of approximately 39.0% (previously 40.0%);

•	Diluted earnings per share of approximately $0.52 to $0.54 (previously $0.52 and $0.55);

•	Adjusted EBITDA between $71.5 million and $72.5 million (previously $71.5 and $73.5);

•	23 to 24 new system-wide restaurant openings (previously 23 to 26); and

•	Net capital expenditures totaling approximately $43.0 million to $46.0 million (reaffirming).

We have not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. Accordingly, a reconciliation to the corresponding GAAP financial measure is not available without unreasonable effort.

Conference Call

A conference call and webcast to discuss Del Taco’s financial results is scheduled for 5:00 p.m. ET today. Hosting the conference call and webcast will be John D. Cappasola, Jr., President and Chief Executive Officer; and Steven L. Brake, Executive Vice President and Chief Financial Officer.

Interested parties may listen to the conference call via telephone by dialing 1-201-689-8471. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 1-412-317-6671, the passcode is 13671044.

The webcast will be available at www.deltaco.com under the investors section and will be archived on the site shortly after the call has concluded.

Key Financial Definitions

Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable company, franchise and total system restaurant base. Restaurants are included in the comparable store base in the accounting period following its 18th full month of operations and excludes restaurant closures.

Restaurant contribution is defined as company restaurant sales less restaurant operating expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant sales. Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of restaurants and the calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of results as reported under U.S. GAAP. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management uses restaurant contribution and restaurant contribution margin as key performance indicators to evaluate the profitability of incremental sales at Del Taco restaurants, to evaluate restaurant performance across periods and to evaluate restaurant financial performance compared with competitors. A reconciliation between restaurant contribution and the nearest GAAP financial measure is included in the accompanying financial data.

Adjusted EBITDA is defined as net income/loss prior to interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain charges, such as stock-based compensation expense and transaction-related costs, as these expenses are not considered an indicator of ongoing company performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income/loss as a measure of operating performance or cash flows or as measures of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results. We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present Adjusted EBITDA because (i) we believe this measure is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry and (ii) we use Adjusted EBITDA internally as a benchmark to compare performance to that of competitors. A reconciliation between Adjusted EBITDA and the nearest GAAP financial measure is included in the accompanying financial data.

About Del Taco Restaurants, Inc.

Del Taco (NASDAQ: TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant’s working kitchen with the value and convenience of a drive thru. Del Taco’s menu items taste better because they are made with quality ingredients like freshly grated cheddar, hand-chopped pico de gallo, sliced avocado, slow-cooked beans made from scratch, and fresh-grilled marinated chicken and carne asada. The brand’s UnFreshing Believable® campaign further communicates Del Taco’s commitment to provide guests with the best quality and value for their money. Founded in 1964, today Del Taco serves more than three million guests each week at its more than 550 restaurants across 15 states. For more information, visit www.deltaco.com.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning Del Taco’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based Del Taco’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “target,” “may,” “will,” “should,”

“future,” “propose,” “preliminary,” “guidance,” “on track” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Del Taco’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks included, without limitation, consumer demand, our inability to successfully open company-operated or franchised restaurants or establish new markets, competition in our markets, our inability to grow and manage growth profitably, adverse changes in food and supply costs, our inability to access additional capital, changes in applicable laws or regulations, food safety and foodborne illness concerns, our inability to manage existing and to obtain additional franchisees, our inability to attract and retain qualified personnel, our inability to profitably expand into new markets, changes in, or the discontinuation of, the Company’s repurchase program, and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in Del Taco’s reports filed with the SEC, including under Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended January 3, 2017, and available at the SEC’s website at www.sec.gov and the Company’s website at www.deltaco.com.

Forward-looking statements included in this release speak only as of the date of this release. Del Taco undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this release or otherwise.

### #### ###

Media Contact:
Julia Young
(646) 277-1280
julia.young@icrinc.com

Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com

Del Taco Restaurants, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 12, 2017	January 3, 2017
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$7,022	$8,795
Accounts and other receivables, net	3,353	4,141
Inventories	2,642	2,718
Prepaid expenses and other current assets	4,273	4,204
Total current assets	17,290	19,858
Property and equipment, net	146,308	138,320
Goodwill	319,778	320,025
Trademarks	220,300	220,300
Intangible assets, net	22,523	24,782
Other assets, net	3,622	3,872
Total assets	$729,821	$727,157
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$20,060	$16,427
Other accrued liabilities	39,065	36,653
Current portion of capital lease obligations and deemed landlord financing liabilities	1,497	1,588
Total current liabilities	60,622	54,668
Long-term debt, capital lease obligations and deemed landlord financing liabilities, excluding current portion, net	161,968	173,743
Deferred income taxes	93,700	91,273
Other non-current liabilities	31,058	30,140
Total liabilities	347,348	349,824

Shareholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 38,677,234 shares issued and outstanding at September 12, 2017; 39,153,503 shares issued and outstanding at January 3, 2017	4	4
Additional paid-in capital	350,873	360,131
Accumulated other comprehensive (loss) income	(99)	172
Retained earnings	31,695	17,026
Total shareholders’ equity	382,473	377,333
Total liabilities and shareholders’ equity	$729,821	$727,157

Del Taco Restaurants, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except share and per share data)

	12 Weeks Ended		36 Weeks Ended
	September 12, 2017	September 6, 2016	September 12, 2017	September 6, 2016
Revenue:
Company restaurant sales	$106,298	$100,173	$311,542	$289,640
Franchise revenue	3,978	3,686	11,494	10,591
Franchise sublease income	712	560	1,878	1,617
Total revenue	110,988	104,419	324,914	301,848
Operating expenses:
Restaurant operating expenses:
Food and paper costs	29,648	27,574	86,336	80,061
Labor and related expenses	33,635	30,748	100,041	90,781
Occupancy and other operating expenses	22,608	20,911	64,243	60,560
General and administrative	8,817	8,566	27,177	25,072
Depreciation and amortization	5,522	5,157	15,903	16,175
Occupancy and other - franchise subleases	654	521	1,738	1,534
Pre-opening costs	354	94	531	222
Restaurant closure charges, net	(16)	(133)	(1)	(121)
Loss on disposal of assets, net	233	54	524	191
Total operating expenses	101,455	93,492	296,492	274,475
Income from operations	9,533	10,927	28,422	27,373
Other expense
Interest expense	1,628	1,412	4,798	4,289
Transaction-related costs	—	490	—	681
Total other expense	1,628	1,902	4,798	4,970
Income from operations before provision for income taxes	7,905	9,025	23,624	22,403
Provision for income taxes	2,804	4,076	8,955	9,529
Net income	5,101	4,949	14,669	12,874
Other comprehensive loss:
Change in fair value of interest rate cap, net of tax	(35)	(122)	(271)	(122)
Total other comprehensive loss	(35)	(122)	(271)	(122)
Comprehensive income	$5,066	$4,827	$14,398	$12,752
Earnings per share:
Basic	$0.13	$0.13	$0.38	$0.33
Diluted	$0.13	$0.13	$0.37	$0.33
Weighted-average shares outstanding
Basic	38,695,099	38,465,064	38,744,963	38,518,431
Diluted	39,839,571	38,688,961	40,016,062	38,682,273

Del Taco Restaurants, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(Unaudited)
(In thousands)

	12 Weeks Ended		36 Weeks Ended
	September 12, 2017	September 6, 2016	September 12, 2017	September 6, 2016
Net income	$5,101	$4,949	$14,669	$12,874
Non-GAAP adjustments:
Provision for income taxes	2,804	4,076	8,955	9,529
Interest expense	1,628	1,412	4,798	4,289
Depreciation and amortization	5,522	5,157	15,903	16,175
EBITDA	15,055	15,594	44,325	42,867
Stock-based compensation expense (a)	1,191	1,001	3,340	2,630
Loss on disposal of assets, net (b)	233	54	524	191
Restaurant closure charges, net (c)	(16)	(133)	(1)	(121)
Amortization of favorable and unfavorable lease assets and liabilities, net (d)	(229)	(140)	(521)	(420)
Transaction-related costs (e)	—	490	—	681
Pre-opening costs (f)	354	94	531	222
Adjusted EBITDA	$16,588	$16,960	$48,198	$46,050

(a)	Includes non-cash, stock-based compensation.

(b)
Loss on disposal of assets, net includes the loss or gain on disposal of assets related to sales, retirements and replacement or write-off of leasehold improvements or equipment in the ordinary course of business, net of amortization of deferred gains on asset sales associated with sale-leaseback transactions and gains or losses recorded associated with the sale of company-operated stores to franchisees.

(c)
Includes sublease income from leases which are treated as deemed landlord financing, partially offset by costs related to future obligations associated with the closure or net sublease shortfall of a restaurant.

(d)	Includes amortization of favorable lease assets and unfavorable lease liabilities.

(e)
Includes costs related to the offer to exchange the Company's common stock for each outstanding Company warrant and the strategic sale process which commenced during 2014 and resulted in the March 2015 stock purchase agreement and the June 2015 Business Combination consummated pursuant to the Merger Agreement.

(f)
Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including restaurant labor, supplies, cash and non-cash rent expense and other related pre-opening costs. These are generally incurred over the three to five months prior to opening.

Del Taco Restaurants, Inc.
Reconciliation of Company Restaurant Sales to Restaurant Contribution
(Unaudited)
(In thousands)

	12 Weeks Ended		36 Weeks Ended
	September 12, 2017	September 6, 2016	September 12, 2017	September 6, 2016
Company restaurant sales	$106,298	$100,173	$311,542	$289,640
Restaurant operating expenses	85,891	79,233	250,620	231,402
Restaurant contribution	$20,407	$20,940	$60,922	$58,238
Restaurant contribution margin	19.2%	20.9%	19.6%	20.1%

Del Taco Restaurants, Inc.
Restaurant Development

	12 Weeks Ended		36 Weeks Ended
	September 12, 2017	September 6, 2016	September 12, 2017	September 6, 2016
Company-operated restaurant activity:
Beginning of period	304	298	310	297
Openings	2	1	3	3
Closures	(1)	—	(3)	(1)
Purchased from franchisees	—	1	—	1
Sold to franchisees	—	—	(5)	—
Restaurants at end of period	305	300	305	300
Franchise-operated restaurant activity:
Beginning of period	251	245	241	247
Openings	2	2	7	3
Closures	—	—	—	(3)
Purchased from Company	—	—	5	—
Sold to Company	—	(1)	—	(1)
Restaurants at end of period	253	246	253	246
Total restaurant activity:
Beginning of period	555	543	551	544
Openings	4	3	10	6
Closures	(1)	—	(3)	(4)
Restaurants at end of period	558	546	558	546